PRESS RELEASE

SouthFirst Bancshares Announces Resignation of Joe McArthur as CEO, Election of Sandra
Stephens as Interim CEO

Sylacauga, Alabama (March 18, 2004)

SouthFirst Bancshares, Inc. announced today that Joe K. McArthur has resigned as SouthFirst’s Chief Executive Officer and a member of SouthFirst’s Board of Directors by mutual agreement with the Board. In addition to resigning his positions with SouthFirst, Mr. McArthur has also resigned as President and Chief Executive Officer and as a member of the Board of Directors of First Federal of the South, a wholly-owned subsidiary of SouthFirst. Sandra H. Stephens, SouthFirst’s Chief Operating Officer, has been appointed interim Chief Executive Officer of SouthFirst and First Federal while the Board searches for a permanent replacement. No one has been appointed to fill the vacancy on the Board of SouthFirst or on the board of First Federal created by Mr. McArthur’s resignation.

Mr. McArthur joined First Federal as Executive Vice President, Chief Financial Officer and Secretary of First Federal in 1992 and SouthFirst in 1994. Mr. McArthur was elected as a director of SouthFirst and First Federal in February 1996 and was elected President and Chief Executive Officer of SouthFirst and First Federal in September 2001.

Allen Gray McMillan, III, Chairman of the Board, stated, “We appreciate Joe McArthur’s many contributions to SouthFirst and First Federal and wish him well in his future endeavors. We are fortunate to have a Chief Operating Officer of Sandra Stephens’s caliber, who can assume the role of interim CEO while we search for a permanent replacement for this position.” Mr. McMillan went on to say, “This change should not have any impact on the operations of either SouthFirst or First Federal.”

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “should,” “may,” or “will,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect the company’s financial performance and could cause actual results for 2004 and beyond to differ materially from those expressed or implied herein. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For additional information,

Contact:	First Federal of the South, FSB
Sandra H. Stephens/Allen Gray McMillan, III
(256) 245-4365